Exhibit 10.1

CREDIT AGREEMENT

dated as of June 17, 2013,

among

DAKOTA PLAINS TRANSLOADING, LLC,

as Borrower,

and

WORLD FUEL SERVICES CORPORATION

as Lender

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-iii-

SCHEDULES
Schedule 3.15 Insurance
Schedule 4.01(h)(iii) Title Insurance Amount

EXHIBITS
Exhibit A	Form of Borrowing Request
Exhibit B	Form of Mortgage
Exhibit C	Form of Note
Exhibit D	Form of Security Agreement

-iv-

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of June 17, 2013, among DAKOTA PLAINS TRANSLOADING, LLC, a Minnesota limited liability company (the “Borrower”), and WORLD FUEL SERVICES CORPORATION, a Florida corporation (the “Lender”).

WITNESSETH:

WHEREAS, the Borrower has requested the Lender to extend credit in the form of Loans from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not in excess of twenty million dollars ($20,000,000).

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 5.07.

NOW, THEREFORE, the Lender is willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01        Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, by the Borrower.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Availability Period” means the period commencing on the Closing Date and ending on the earlier of the date on which the Commitment terminates and June 30, 2014.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers or governors of such person or if there is none, the board of directors of the managing member of such person, (iii) in the case of any partnership, the board of directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean a borrowing of Loans.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit A, or such other form as shall be approved by the Lender.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, the Mortgaged Property. “Casualty Event” shall include but not be limited to any taking of all or any part of the Mortgaged Property or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirements of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of the Mortgaged Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

A “Change in Control” shall be deemed to have occurred if:

(a) Holdings at any time ceases to own one hundred percent (100%) of the Equity Interests of the Borrower; or

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing more than fifty percent (50%) of the voting power of the total outstanding Voting Stock of Holdings.

“Charges” shall have the meaning assigned to such term in Section 8.13.

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Commitment” shall mean the Lender’s commitment to make Loans hereunder up to twenty million dollars ($20,000,000).

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Extension” shall mean the making of a Loan by the Lender.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property or cash to the holders of its or any of its parent companies’ Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person or any of its parent companies with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person or any of its parent companies outstanding (or any options or warrants issued by such person or any of its parent companies with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“dollars” or “$” shall mean lawful money of the United States.

“DPTS” means Dakota Petroleum Transport Solutions, LLC, a Minnesota limited liability company.

“DPTS Member Control Agreement” shall mean the Amended and Restated Member Control Agreement, dated as of June 1, 2012, among the Borrower, Petroleum Transport Solutions, LLC and DPTS, as amended by Amendment No. 1 thereto, dated as of August 30, 2012 and Amendment No. 2 thereto, dated as of June 17, 2013.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 303(d) of ERISA (or after the effective date of the Pension Protection Act of 2006, Section 412(c) of the Code and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the Borrower.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Taxes” shall mean, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, taxes imposed on or measured by its overall net income or profits and franchise taxes imposed on it (in lieu of net income taxes), however denominated, by a jurisdiction as a result of the recipient being organized or having its principal office in such jurisdiction.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank or the Organisation for Economic Co-operation and Development).

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall mean Dakota Plains Holding, Inc., a Nevada corporation.

“Improvements” shall mean the improvements to the petroleum storage and transloading facilities operated by DPTS on the Mortgaged Property.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person to the extent of the value of such property if the rights and remedies of seller or lender under such agreement in the event of default are limited solely to repossession or sale of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such person); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 8.03(b).

“Interest Payment Date” shall mean the last Business Day of each March, June, September and December to occur during any period in which Loans are outstanding.

“Investments” shall have the meaning assigned to such term in Section 6.03.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of the Mortgaged Property.

“Lender” shall have the meaning assigned to such term in the preamble hereto.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Notes (if any), and the Security Documents.

“Loans” shall have the meaning assigned to such term in Section 2.01.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, or condition, financial or otherwise, or material agreements of Holdings and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Borrower to fully and timely perform any of its obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lender under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Lender on the Collateral or the priority of such Liens.

“Material Indebtedness” shall mean Indebtedness of Holdings in an aggregate outstanding principal amount exceeding two million five hundred thousand dollars ($2,500,000). For the purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of Holdings at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings would be required to pay if the related Hedging Agreement were terminated at such time.

“Maturity Date” shall mean the earliest to occur of (a) December 31, 2026, (b) the date of termination of the Commitment and repayment of the Loans in full, and (c) the date on which the Commitment is terminated and the Loans become due in accordance with Section 7.01, and in each case, if such date is not a Business Day, the first Business Day thereafter.

“Maximum Rate” shall have the meaning assigned to such term in Section 8.13.

“Mortgage” shall mean the mortgage, collateral real estate mortgage, deed of trust, assignment, security agreement and financing statement creating and evidencing a Lien on the Mortgaged Property, which shall be substantially in the form of Exhibit B.

“Mortgaged Property” shall have the meaning assigned to such term in the Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which the Borrower or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which the Borrower or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which the Borrower could incur liability.

“Notes” shall mean any notes evidencing the Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit C.

“Obligations” shall mean (a) obligations of the Borrower from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Loan Documents.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (and any interest, additions to tax or penalties applicable thereto).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by the Borrower or its ERISA Affiliate or with respect to which the Borrower could incur liability (including under Section 4069 of ERISA).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed one hundred percent (100%) of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Reconciling Financial Statements” means with respect to any consolidated financial statements of Holdings delivered pursuant to Section 5.01(a) and (b), a reconciliation of the Borrower’s financial results to the equity method of accounting reflected in such financial statements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law.

“Sale and Leaseback Transaction” shall mean any arrangement, whether entered into directly or indirectly, whereby a person sells or transfers any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Securities Act” shall mean the Securities Act of 1933.

“Security Agreement” shall mean the Pledge and Security Agreement substantially in the form of Exhibit D between the Borrower and the Lender.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement.

“Security Documents” shall mean the Security Agreement, the Mortgage and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, the Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or the Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or Lien on any property as collateral for the Obligations.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than fifty percent (50%) of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Company” shall mean any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Lender.

“Title Policy” shall have the meaning assigned to such term in Section 4.01(h)(iii).

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02        Terms Generally.

(a)                The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(b)               Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c)                The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d)               The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(e)                Unless the context requires otherwise (i) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in the other Loan Documents), (ii) any reference herein to any person shall be construed to include such person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”

SECTION 1.03        Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by the Borrower and the Lender.

SECTION 1.04        Resolution of Drafting Ambiguities.

The Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01        Commitment.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, the Lender agrees:

(a)                To make term loans (each, a “Loan” and collectively “Loans”) in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not exceed the Commitment.

(b)               Amounts paid or prepaid in respect of any Loans may not be reborrowed.

SECTION 2.02        Loans.

(a)                Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of one hundred thousand dollars ($100,000) and not less than one million dollars ($1,000,000) or (ii) equal to the remaining available balance of the Commitment.

(b)               Each Loan to be made by the Lender hereunder on the proposed date thereof shall be made by wire transfer of immediately available funds in accordance with the wire instructions separately provided by the Borrower to the Lender.

SECTION 2.03        Borrowing Procedure.

To request Loans, the Borrower shall deliver, by hand delivery, e-mail through a “pdf” copy or telecopier, a duly completed and executed Borrowing Request to the Lender not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall specify the following information:

(a)                the aggregate amount of such Borrowing;

(b)               the date of such Borrowing, which shall be a Business Day; and

(c)                that the conditions set forth in Sections 4.02(b)-(d) have been satisfied as of the date of the notice.

SECTION 2.04        Evidence of Debt; Repayment of Loans.

(a)                Promise to Repay. The Borrower hereby unconditionally promises to pay to the Lender the aggregate unpaid principal amount of each Loan, together with all accrued and unpaid interest and all other amounts payable under this Agreement on the Maturity Date.

(b)               Lender Records. The Lender shall maintain an account or accounts evidencing the Indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement which will be made available for inspection and review by the Borrower at any time upon its reasonable request. The entries made in the records maintained by the Lender pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided that the failure of the Lender to maintain such records or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(c)                Promissory Notes. The Loans may be evidenced by a promissory note. If requested by the Lender, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender in the form of Exhibit C. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05        [Reserved]

SECTION 2.06        Interest on Loans.

(a)                Interest during Availability Period. During the Availability Period, subject to the provisions of Section 2.06(c), the Loans shall bear interest from the date made at a rate per annum equal to (A) twelve percent (12%), at any time when the aggregate unpaid principal amount of Loans outstanding is greater than or equal to ten million dollars ($10,000,000), and (B) nine percent (9%), at any time when the aggregate unpaid principal amount of Loans outstanding is less than ten million dollars ($10,000,000).

(b)               Interest after Availability Period. After the expiration of the Availability Period, subject to the provisions of Section 2.06(c), the Loans shall bear interest from the date made at a rate per annum equal to (A) twelve percent (12%), at any time when the aggregate unpaid principal amount of Loans outstanding is greater than or equal to ten million dollars ($10,000,000), (B) nine percent (9%), at any time when the aggregate unpaid principal amount of Loans outstanding is greater than or equal to five million dollars ($5,000,000) but less than ten million dollars ($10,000,000), and (C) six percent (6%), at any time when the aggregate unpaid principal amount of Loans outstanding is less than five million dollars ($5,000,000).

(c)                Default Rate. Notwithstanding the foregoing, if there is an Event of Default or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Lender may elect, by written notice delivered to the Borrower, that the Obligations, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate otherwise applicable to Loans as provided in Section 2.06(a) and (b).

(d)               Interest Payment Dates. Accrued interest on the Loans shall be payable in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand and, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e)                Interest Calculation. All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.07        Termination of Commitment.

The Commitment shall automatically terminate at the end of the Availability Period.

SECTION 2.08        Optional and Mandatory Prepayments of Loans.

(a)                Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Loans, in whole or in part, subject to the requirements of this Section 2.08; provided that each partial prepayment shall be in an amount that is an integral multiple of one hundred thousand dollars ($100,000) or, if less than one hundred thousand dollars ($100,000), the outstanding principal amount of all Loans.

(b)               Mandatory Prepayments.

(i)                 In the event that the sum of all outstanding Loans exceeds the Commitment then in effect the Borrower shall, without notice or demand, immediately repay Loans in an aggregate amount sufficient to eliminate such excess.

(ii)               From and after the completion of the construction of the Improvements, the Borrower shall make principal prepayments of the Loans hereunder upon the occurrence of a profit distribution to the Borrower from DPTS from Priority Cash Available (as defined in the DPTS Member Control Agreement) in an aggregate amount equal to forty percent (40%) (or if an Event of Default has occurred and is continuing, one hundred (100%)) of such profit distribution of DPTS paid to the Borrower pursuant to the terms of the DPTS Member Control Agreement. Such prepayment will be automatically deemed to be received by the Lender upon approval of such profit distribution by the Board of Directors of DPTS so long as Petroleum Transport Solutions, LLC or any other Affiliate of the Lender manages the books, records and accounts of DPTS.

(c)                Application of Prepayments. Any prepayments of the Loans pursuant to Section 2.08 shall be applied in accordance with Section 7.02.

(d)               Notice of Prepayment. The Borrower shall notify the Lender by written notice of any prepayment under Section 2.08(a) not later than 12:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Loan or portion thereof to be prepaid. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.09        Taxes.

(a)                Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased by the Borrower as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section) the Lender, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)               Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)                Indemnification by Borrower. The Borrower shall indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be obligated to indemnify the Lender for any amount in respect of any such penalties, interest or reasonable expenses if written demand therefor was not made by the Lender within one-hundred eighty (180) days from the date on which the Lender makes payment for such penalties, interest or expenses. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)               Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)                Payments. For purposes of this Section 2.09, if the Lender is treated as a partnership by a jurisdiction imposing an Indemnified Tax, any withholding or payment of such Indemnified Tax by the Lender in respect of any of the Lender’s partners shall be considered a withholding or payment of such Indemnified Tax by the Borrower.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

SECTION 3.01        Organization; Powers.

It (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of the Borrower or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02        Authorization; Enforceability.

The execution, delivery and performance of this Agreement by the Borrower are within its powers and have been duly authorized by all necessary action on the part of the Borrower. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03        No Conflicts.

The execution, delivery and performance of this Agreement (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created by the Loan Documents, (b) will not violate the Organizational Documents of the Borrower, (c) will not violate any Requirements of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon the Borrower or Holdings or any of their respective property, or give rise to a right thereunder to require any payment to be made by the Borrower or Holdings and (e) will not result in the creation or imposition of any Lien on any property of the Borrower, except Permitted Liens.

SECTION 3.04        Financial Statements; Projections.

(a)                Historical Financial Statements. The Borrower has heretofore delivered to the Lender the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and the Borrower (i) as of and for the fiscal years ended 2012, 2011 and 2010, audited by and accompanied by the unqualified opinion of BDO USA LLP, independent public accountants, and (ii) as of and for the three-month period ended March 31, 2013 and for the comparable period of the preceding fiscal year. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in accordance with GAAP and present fairly and accurately in all material respects the financial condition and results of operations and cash flows of Holdings and the Borrower on a consolidated basis, as of the dates and for the periods to which they relate.

(b)               No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a) and as may be reflected in financial statements prepared and delivered to the Lender after the date hereof, there are no liabilities of Holdings or the Borrower of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents. Since December 31, 2012, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05        Properties.

The Borrower has good title to, or valid leasehold interests in, all its property, free and clear of all Liens except for, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Borrower, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Borrower as presently conducted.

SECTION 3.06        Equity Interests and Subsidiaries.

All Equity Interests of the Borrower are owned directly by Holdings. As of the date hereof, the Borrower has no Subsidiaries.

SECTION 3.07        Litigation; Compliance with Laws.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or Holdings or any business, property or rights of the Borrower or Holdings (i) that involve any Loan Document or (ii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.08        Agreements.

The Borrower is not a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. The Borrower is not in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

SECTION 3.09        Investment Company Act.

The Borrower is not an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.10        Use of Proceeds.

The Borrower will use the proceeds of the Loans solely to make capital contributions to DPTS for the purpose of DPTS constructing or causing the construction of the Improvements.

SECTION 3.11        Taxes.

The Borrower has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects, (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, have a Material Adverse Effect and (c) satisfied all of its withholding tax obligations except for failures that could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. The Borrower has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. The Borrower is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.12        No Material Misstatements.

No information, report, financial statement, certificate, Borrowing Request, exhibit or schedule furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.13        Solvency.

As of the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, the Borrower is Solvent. For purposes of this representation, Solvent means: (a)  the present fair saleable value of the assets of the Borrower is not less than the amount that will be required to pay the probable liability of the Borrower on its debts (including contingent, unmatured and unliquidated liabilities) as they become absolute and matured; and (b) the Borrower will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.14        Employee Benefit Plans.

The Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates or the imposition of a Lien on any of the property of the Borrower. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than two hundred fifty thousand dollars ($250,000) the fair market value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15        Insurance.

Schedule 3.15 sets forth a true, complete and correct description of all insurance maintained by, or which it is an insured under, the Borrower as of the Closing Date. All insurance maintained by the Borrower is in full force and effect, all premiums have been duly paid, and the Borrower has not received notice of violation or cancellation thereof. The Borrower has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01        Conditions to Initial Credit Extension.

The obligation of the Lender to fund the initial Credit Extension requested to be made shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a)                Loan Documents. All matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents, including legal matters or other matters arising from the Lender’s due diligence, shall be satisfactory to the Lender and there shall have been delivered to the Lender an executed counterpart of each of the Loan Documents.

(b)               Other Documents. There shall be have been delivered to the Lender fully executed copies of (i) an amendment to the DPTS Member Control Agreement, in form and substance reasonably satisfactory to the Lender, and (ii) any other documents the Lender deems necessary to further the purposes of this Agreement.

(c)                Corporate Documents. The Lender shall have received:

(i)                 a certificate of the secretary or assistant secretary of the Borrower dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of the Borrower and with respect to the certificate of formation, certified as of a recent date by the Secretary of State (or other applicable Governmental Authority) of Minnesota, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower, authorizing the execution, delivery and performance of the Loan Documents and the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii)               a certificate as to the good standing of the Borrower as of a recent date, from the Secretary of State (or other applicable Governmental Authority) of Minnesota;

(iii)             a certificate of the secretary or assistant secretary of Holdings dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of Holdings and with respect to the certificate of incorporation, certified as of a recent date by the Secretary of State (or other applicable Governmental Authority) of Nevada, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Holdings authorizing the execution, delivery and performance of the Mortgage, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing the Mortgage or any other document delivered in connection therewith on behalf of Holdings (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (iii)); and

(iv)             a certificate as to the good standing of Holdings as of a recent date, from the Secretary of State (or other applicable Governmental Authority) of Nevada.

(d)               Officers’ Certificate. The Lender shall have received a certificate, dated the Closing Date and signed by the chief executive officer or chief financial officer of the Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b), (c) and (d).

(e)                Opinions of Counsel. The Lender shall have received a favorable written opinion of Faegre Baker Daniels LLP, special counsel for the Borrower and Holdings, (A) dated the Closing Date, (B) addressed to the Lender and (C) covering such matters relating to the Loan Documents as the Lender shall reasonably request.

(f)                Fees. The Lender shall have received all fees and all other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses including the legal fees and expenses of Chadbourne & Parke LLP, special counsel to the Lender, and the fees and expenses of any local counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document, in an aggregate amount not to exceed forty thousand dollars ($40,000).

(g)               Personal Property Requirements. The Lender shall have received:

(i)                 all certificates, agreements or instruments representing or evidencing the Security Agreement Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii)               UCC financing statements in appropriate form for filing under the UCC such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Lender, desirable to perfect the Liens created, or purported to be created, by the Security Documents; and

(iii)             certified copies of UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name the Borrower or Holdings as debtor and that are filed in those state and county jurisdictions in which the Borrower or Holdings is organized or maintains its chief executive office and such other searches that the Lender deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens or any other Liens acceptable to the Lender).

(h)               Real Property Requirements. The Lender shall have received:

(i)                 the Mortgage in favor of the Lender duly executed and acknowledged by Holdings, and otherwise in form for recording in the recording office of each applicable political subdivision where the Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Lender;

(ii)               such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as shall reasonably be deemed necessary by the Lender in order for the Borrower to grant the Lien contemplated by the Mortgage;

(iii)             a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of the Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 100% of the fair market value of Mortgaged Property and fixtures, which fair market value is set forth on Schedule 4.01(h)(iii), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Lender, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements as shall be reasonably requested by the Lender (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions reasonably acceptable to the Lender;

(iv)             such customary affidavits of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v)               evidence reasonably acceptable to the Lender of payment by Holdings of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage and issuance of the Title Policies referred to above;

(vi)             copies of all Leases, if any. Such Leases, if any, shall be subordinate to the Lien of the Mortgage to be recorded against the Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Lender; and

(vii)           appraisals for the Mortgaged Property as the Lender shall have requested.

SECTION 4.02        Conditions to All Credit Extensions.

The obligation of the Lender to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a)                Notice. The Lender shall have received a Borrowing Request as required by Section 2.03.

(b)               No Default. The Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c)                Representations and Warranties. Each of the representations and warranties made the Borrower set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d)               No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain the Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b)-(d) have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower warrants, covenants and agrees with the Lender that so long as this Agreement shall remain in effect and until the Commitment has been terminated and the principal of and interest on each Loan and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations for which no claim has been made) unless the Lender shall otherwise consent in writing, Borrower will:

SECTION 5.01        Financial Statements, Reports, etc.

Furnish to the Lender:

(a)                Annual Reports. As soon as available and in any event within ninety (90) days (or such earlier date on which Holdings is required to file a Form 10-K under the Exchange Act) after the end of each fiscal year, beginning with the fiscal year ending December 31, 2013, the consolidated balance sheet of Holdings and the Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of BDO USA LLP or other independent public accountants of recognized national standing satisfactory to the Lender (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings and the Borrower on a consolidated basis, as of the dates and for the periods specified in accordance with GAAP, and the related Reconciling Financial Statements;

(b)               Quarterly Reports. As soon as available and in any event within forty-five (45) days (or such earlier date on which Holdings is required to file a Form 10-Q under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending June 30, 2013, the consolidated balance sheet of Holdings and the Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year and notes thereto, all prepared in accordance with GAAP, and the related Reconciling Financial Statements;

(c)                Organizational Documents. Promptly provide copies of any Organizational Documents of the Borrower that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by the Borrower under any of its Organizational Document within fifteen (15) days after the Borrower gives or receives such notice; and

(d)               Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings or the Borrower, or compliance with the terms of any Loan Document, as the Lender may reasonably request.

As to the financial information and materials required to be delivered pursuant to clause (a) and (b) above, the Borrower shall not be separately required to furnish such information and materials to the extent it is publicly available at http://www.dakotaplains.com, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish such information and materials at the times specified therein.

SECTION 5.02        Litigation and Other Notices.

Furnish to the Lender written notice of the following promptly (and, in any event, within five (5) Business Days of the occurrence thereof):

(a)                any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)               the filing or commencement of, or any threat or notice of intention of any person to assert a claim against the Borrower or to file or commence, any action, suit, litigation claim or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against the Borrower or Holdings that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c)                any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;

(d)               the occurrence of a Casualty Event; and

(e)                (i) the incurrence of any material Lien (other than Permitted Liens) on, or claim asserted against any of the Collateral or (ii) the occurrence of any other event which could materially affect the value of the Collateral.

SECTION 5.03        Existence; Businesses and Properties.

(a)                Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence.

(b)               Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect any rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases, and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

SECTION 5.04        Insurance.

Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations in such amounts and with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

SECTION 5.05        Obligations and Taxes.

(a)                Payment of Obligations. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and Borrower shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

(b)               Filing of Returns. Timely and correctly file all material Tax Returns required to be filed by it. Withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

SECTION 5.06        Maintaining Records; Access to Properties and Inspections.

Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Lender to visit and inspect the financial records and the property of the Borrower at reasonable times and upon prior reasonable notice and to make extracts from and copies of such financial records, and permit any representatives designated by the Lender to discuss the affairs, finances, accounts and condition of the Borrower and Holdings with the officers and employees thereof and advisors therefor (including independent accountants); provided that the Lender shall not exercise such right to visit and inspect the financial records and the property of the Borrower more than two (2) times during any calendar year other than during the continuation of an Event of Default.

SECTION 5.07        Use of Proceeds.

Use the proceeds of the Loans only for the purposes set forth in Section 3.10.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower warrants, covenants and agrees with the Lender that, so long as this Agreement shall remain in effect and until the Commitment has been terminated and the principal of and interest on each Loan and all other expenses or amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations for which no claim has been made), unless the Lender shall otherwise consent in writing, the Borrower will not:

SECTION 6.01        Indebtedness.

Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except

(a)                Indebtedness incurred under this Agreement and the other Loan Documents;

(b)               Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence; and

(c)                Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business.

SECTION 6.02        Liens.

Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)                inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b)               Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which the Borrower shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(c)                Liens (other than any Lien imposed by ERISA) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, provided that such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and, in connection with such proceedings, orders have been entered that have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(d)               bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements;

(e)                Liens granted pursuant to the Security Documents to secure the Obligations; and

(i) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower.

SECTION 6.03        Investment, Loan, Advances and Acquisition.

Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any other person, or purchase or acquire any Equity Interests, bonds, notes, debentures, guarantees or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or purchase or acquire (in one transaction or a series of transactions) any assets (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)                the Borrower may invest in, acquire and hold cash and Cash Equivalents;

(b)               Investments made by the Borrower as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.05;

(c)                Investments made by the Borrower in DPTS pursuant to the DPTS Member Control Agreement; and

(d)               purchases and other acquisitions of materials, equipment and tangible property in the ordinary course of business.

SECTION 6.04        Mergers and Consolidations.

Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time.

SECTION 6.05        Asset Sales.

Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

(a)                dispositions of used, worn out, obsolete or surplus property by the Borrower in the ordinary course of business; and

(b)               Investments in compliance with Section 6.03.

SECTION 6.06        Dividends.

Authorize, declare or pay, directly or indirectly, any Dividends except:

(a) Dividends by the Borrower with respect to its Equity Interests payable solely in additional Equity Interests; and

(b) Dividends by the Borrower made with the proceeds of any profit distributions of DPTS that are not required to be applied to repay the Loans in accordance with Section 2.08(b)(ii) hereof.

SECTION 6.07        Transactions with Affiliates.

Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of Holdings or its Subsidiaries, other than any transaction or series of related transactions in the ordinary course of business on terms and conditions at least as favorable to the Borrower as would reasonably be obtained by the Borrower at that time in a comparable arm’s-length transaction with a person other than an Affiliate of Holdings or its Subsidiaries, except that the following shall be permitted:

(a)                reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the Borrower;

(b)               transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(c)                the existence of, and the performance by the Borrower of its obligations under the terms of, any limited liability company or other Organizational Document to which it is a party on the Closing Date and which has been disclosed to the Lender as in effect on the Closing Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.07(c) to the extent not more adverse to the interest of the Lender in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date; and

(d) any transaction permitted by Sections 6.03(e) or 6.06.

SECTION 6.08        Negative Negative Pledge

Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets, except (i) pursuant to this Agreement and the other Loan Documents, and (ii) restrictions contained in the Organizational Documents of Borrower or DPTS as of the Closing Date.

SECTION 6.09        Modifications of Organizational Documents

Directly or indirectly terminate, amend or modify any of its Organizational Documents or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lender.

SECTION 6.10        Limitation on Creation of Subsidiaries.

Establish, create or acquire any Subsidiaries without the prior written consent of the Lender.

SECTION 6.11        Limitation on Activities of the Borrower.

Engage (directly or indirectly) in any business or activity other than:

(a)                the ownership of Equity Interests in DPTS;

(b)               maintaining its corporate existence;

(c)                the performance of obligations under the Loan Documents to which it is a party; and

(d)               making any Dividend permitted by Section 6.06.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01        Events of Default.

Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a)                default shall be made in the payment of (i) any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise or (ii) any interest on any Loan or any other amount due under any Loan Document, in each case when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise and such default shall continue for a period of three (3) Business Days;

(b)               any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(c)                default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 5.02, 5.03(a) or 5.07 or in Article VI;

(d)               (i) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a) or (c) immediately above) and such default shall continue unremedied or shall not be waived for a period of thirty (30) days after written notice thereof from the Lender to Borrower; or (ii) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound and such default shall continue unremedied past any grace period provided therein or shall not be waived in accordance with the terms thereof;

(e)                Holdings shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(f)                an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of the Borrower or Holdings, or of a substantial part of the property of the Borrower or Holdings, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or Holdings or for a substantial part of the property of the Borrower or Holdings; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)               the Borrower or Holdings shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (f) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or Holdings or for a substantial part of the property of the Borrower or Holdings; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; or (vii) take any action for the purpose of effecting any of the foregoing;

(h)               one or more judgments for the payment of money in an aggregate amount in excess of two million five hundred thousand dollars ($2,500,000) (not paid or fully covered from an insurer that is rated at least “A” by A.M. Best Company as to which the relevant insurance company has been notified and has not denied coverage) shall be rendered against the Borrower or Holdings or any combination thereof by any court and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of the Borrower or the Mortgaged Property to enforce any such judgment;

(i)                 one or more ERISA Events shall have occurred that, in the opinion of the Lender, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(j)                 any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Lender, the Liens, rights, powers and privileges purported to be created and granted under such Security Document in favor of the Lender, or shall be asserted by the Borrower not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(k)               any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Borrower or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower shall repudiate or deny any portion of its liability or obligation for the Obligations;

(l)                 there shall have occurred a Change in Control;

(m)             the Borrower dissolves, suspends or ceases its activities, or sells a substantial portion of its assets; or

(n)               there shall have occurred the expiration or termination of, or the receipt by the Borrower of notice of the termination of, or the occurrence of any event or condition which would, with the passage of time or the giving of notice or both, permit the termination of, the DPTS Member Control Agreement;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (f) or (g) above), and at any time thereafter during the continuance of such event, the Lender may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitment and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Holdings or Borrower described in paragraph (f) or (g) above, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02        Application of Proceeds.

The proceeds received by the Lender in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Lender of its remedies shall be applied, in full or in part, together with any other sums then held by the Lender pursuant to this Agreement, promptly by the Lender as follows:

(a)                First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Lender and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Lender in connection therewith and all amounts for which the Lender is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)               Second, to the indefeasible payment in full in cash of fees and other Obligations owing to the Lender (other than principal and interest on the Loans) and any interest accrued thereon;

(c)                Third, to the indefeasible payment in full in cash of interest on the Loans and any interest accrued thereon;

(d)               Fourth, to the indefeasible payment in full in cash of principal amount of the Loans; and

(e)                Fifth, the balance, if any, to the person lawfully entitled thereto (including the Borrower or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 7.02, the Borrower shall remain liable for any deficiency.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01        Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or mailed by certified or registered mail as follows:

(i)                 if to the Borrower, to it at:

Dakota Plains Transloading, LLC
294 Grove Lane East
Wayzata, MN 55391
Attention: Gabriel G. Claypool, Manager

(ii)               if to Holdings, to it at:

Dakota Plains Holdings, Inc.
294 Grove Lane East
Wayzata, MN 55391
Attention: James L. Thornton, General Counsel

(iii)               if to the Lender, to it at:

World Fuel Services Corporation

9800 NW 41st Street, Suite 400

Miami, FL 33178

Attn: Treasurer

Telecopier No.: 305.392.5631

With a copy to (which shall not constitute notice):

World Fuel Services Corporation

9800 NW 41st Street, Suite 400

Miami, FL 33178

Attn: General Counsel

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Either party may change its address for notices and other communications hereunder by written notice to the other party.

SECTION 8.02        Waivers; Amendment.

No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

SECTION 8.03        Expenses; Indemnity; Damage Waiver.

(a)                Costs and Expenses. The Borrower shall pay  all reasonable out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of its counsel) in connection with (i) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 8.03, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans; provided, however, that the expenses of the Lender incurred prior to the Closing Date shall not exceed forty thousand dollars ($40,000) in the aggregate. The Borrower shall also pay all documentary and similar taxes and charges in respect of the Loan Documents.

(b)               Indemnification by Borrower. The Borrower shall indemnify the Lender and each Related Party of the Lender (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or material breach by Indemnitee of its obligations to make Loans hereunder or its obligations under Section 8.14 hereof.

(c)                Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(d)               Payments. All amounts due under this Section shall be payable not later than three (3) Business Days after demand therefor.

SECTION 8.04        Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. The Lender may assign this Agreement and its rights and obligations hereunder to (a) any Affiliate without the consent of the Borrower or (b) to any other person that is organized under the laws of a jurisdiction in any state in the United States or the District of Columbia with the written consent of the Borrower provided that the Borrower’s consent shall not be required after an Event of Default. The Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in the Lender's rights and benefits hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

SECTION 8.05        Survival of Agreement.

All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid (other than contingent indemnification obligations for which no claim has been made) and so long as the Commitment has not expired or terminated. The provisions of Sections 2.09 and Article VIII (other than Section 8.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

SECTION 8.06        Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by each of the Borrower and the Lender. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.07        Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08        Right of Setoff.

If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 8.09        Governing Law; Jurisdiction; Consent to Service of Process.

(a)                Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws of the State of New York.

(b)               Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)                Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 8.09(b). The Borrower hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)               Service of Process. The Borrower irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 8.01. Nothing in this Agreement or any other Loan Document will affect the right of the Lender to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 8.10        Waiver of Jury Trial.

Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 8.11        Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12        Treatment of Certain Information; Confidentiality.

Each of the Lender and the Borrower agree to maintain the confidentiality of any confidential information disclosed or received by either of them in connection with this Agreement; provided, that, such confidential information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d)  in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 8.12, to any assignee of or participant in, or any prospective assignee of or participant in, the Lender’s rights or obligations under this Agreement, (f) with the consent of the other party or (g) to the extent such information becomes publicly available other than as a result of a breach of this Section. Any person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such information as such person would accord to its own confidential information.

SECTION 8.13        Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

SECTION 8.14        Lender Covenant.

The Lender agrees not to willfully take, or omit to take, any action that is intended to result in the occurrence of an Event of Default hereunder.

SECTION 8.15        Obligations Absolute.

To the fullest extent permitted by applicable Requirements of Law, all obligations of the Borrower hereunder shall be absolute and unconditional irrespective of:

(a)                any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Borrower;

(b)               any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against the Borrower;

(c)                any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)               any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)                any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)                any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Borrower.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DAKOTA PLAINS TRANSLOADING, LLC, as Borrower

By:	/s/ Gabriel G. Claypool
Name: Gabriel G. Claypool Title: CEO, President and Secretary

[signatures continued on following page]

[Signature Page to Credit Agreement]

WORLD FUEL SERVICES CORPORATION, as Lender

By:	/s/ Adrienne B. Urban
Name: Adrienne B. Urban Title: Vice President and Treasurer

[Signature Page to Credit Agreement]